FORM 4
[x]Check box if no longer          U.S. SECURITIES AND EXCHANGE COMMISSION
subject to Section 16.                    Washington, D.C. 20549
Form 4 or Form 5 obligations
may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940
-----------------------------------------------------------------------------
1. Name and Address of Reporting Person|2. Issuer Name and Ticker or Trading
Arvey          Howard                  |   Symbol
(Last)         (First)         (Middle)|   Chris-Craft Industries, Inc. (CCN)
    Wildman, Harrold, Allen & Dixon    |-------------------------------------
            225 W. Wacker Dr.          | 3. IRS Identification Number
                (Street)               |    Reporting Person (Voluntary)
Chicago          IL               60606|
(City)        (State)             (Zip)|
-----------------------------------------------------------------------------
4. Statement of Month/Year|5. If Amendment, Date of Original (Month/Year)
     5/00                 |
-----------------------------------------------------------------------------
6. Relationship of Reporting Person to | 7. Individual or Joint/Group Filing
   Issuer (Check all applicable)       |
                                       |    x  Form filed by one Reporting
   x  Director           10% Owner     |   --- Person
  ---                ---               |
      Officer (give      Other (specify|       Form filed by more than one
  --- title below)   ---  below)       |   --- Reporting Person
                                       |
------------------------------------------------------------------------------
Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Month
                                                           Amount (A)  Price
                                                                  or
                                             Code   V             (D)
Common stock              05/09/2000         S              200   S    61.50                           D
Common stock              05/09/2000         S              800   S    61.50                           D
Common stock              05/09/2000         S             1000   S    62.00                           D
Common stock              05/09/2000         S              200   S    61.50                           D
Common stock              05/12/2000         S             1000   S    62.00                           D
Common stock              05/12/2000         S              367   S    62.25                           D
Common stock              05/12/2000         S              600   S    62.1875                         D
Common stock              05/12/2000         S             1000   S    62.00       30725               D


-----------------------------------------------------------------------------------------------------------------------------------

                 Table II-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date

7. Title and Amount of       8. Price of             9. Number of            10. Ownership     11. Nature
   Underlying Securities        Derivative              Derivative               Form of           of
                                Security                Securities               Derivative        Indirect
                                                        Beneficially             Security:         Beneficial
                                                        Owned at End             Direct (D)        Ownership
                                                        of Month                 or
                                                                                 Indirect (I)
Title           Number
                of Shares

-------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


-------------------------------------------------------------------------------------------------------------------



   /s/ Howard Arvey                              June 1, 2000
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date